Exhibit 99.1

[Bank of Commerce Holdings Logo]

For immediate release:

Bank of Commerce Holdings™, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™ Announces Second Quarter Operating Results

REDDING, California, July 23, 2004/ PR Newswire— Bank of Commerce Holdings (NASDAQ: BOCH), a $409.8 million financial services holding company, parent company of Redding Bank of Commerce, Roseville Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage today announced operating results for the second quarter 2004.

Bank of Commerce Holdings’ net income for the second quarter 2004 was $1,161,000 an increase of 31.2% compared to $885,000 the second quarter 2003. Diluted earnings per share for the quarter was $0.13 per compared to $0.11 per diluted share for the second quarter 2003. The Company reports earnings of $2,273,000 for the six-month period ended June 30, 2004 up 25.5% from the $1,811,000 reported for the same six-month period in 2003. Diluted earnings per share for the six-month period 2004 was $0.26 compared with $0.22 for the same period in 2003, an 18.2% increase.

The increase in earnings is primarily attributed to the volume of investment security and loan activity over the prior year, coupled with growth in core deposits and a reduction in cost of funds.

The net effect of the increase in volume of earning assets and decrease in yield on earning assets, resulted in an increase of $970,000 in net interest income for the six-month period ended June 30, 2004 over the same period in 2003. Net interest margin increased 32 basis points to 4.43% from 4.11% for the same six-month period a year ago. Yields on earning assets dropped to 5.49% compared with 5.54% a year ago. Funding costs have dropped to 1.34% from 1.74% a year ago.

The loan portfolio has had solid growth increasing 3.4% or $9.6 million since December 31, 2003. Loan growth is funded from liquidity sources including increases in core deposit relationships and short-term Federal Home Loan Bank borrowings. Available-for-sale investment securities have increased 70.6% to $74.3 million compared with $43.5 million for the same period a year ago.

Bank of Commerce Holdings’ annualized return on average equity was 12.58% for the quarter ended June 30, 2004, compared to 12.01% for the quarter ended June 30, 2003. Return on average assets was 1.16% compared to 0.95% for the quarter ended June 30, 2003.

Provision for loan losses were $289,000 for the six months ended June 30, 2004 compared with $375,000 for the same six-month period of 2003. Redding Bank of Commerce’s allowance for loan losses was 1.24% of total loans at June 30, 2004 and 1.36% at June 30, 2003. Year-to-date net charge-offs were $346,000 for the period.

The Company’s consolidated liquidity position remains adequate to meet expected short and long term future contingencies. At June 30, 2004, the Company had overnight investments of $15.2 million and available lines of credit of approximately $83.6 million. The available-for-sale security portfolio totaled $74.3 million at June 30, 2004.

Total shareholder equity increased from December 31, 2003 by $1.8 million to $32.3 million at June 30, 2003. The increase was a result of earnings of $2.3 million; $300,000 from exercises of stock options and a decrease in accumulated other comprehensive income of approximately $784,000. On July 20, 2004, the Board of Directors declared a three for one stock split. All share and per share data have been restated to reflect the split.

Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce, Roseville Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982.

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. The forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

•	Competitive pressure in the banking industry and changes in the regulatory environment.

•	Changes in the interest rate environment and volatility of rate sensitive deposits.

•	The health of the economy declines nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans.

•	Credit quality deteriorates which could cause an increase in the provision for loan losses.

•	Losses in the Company’s merchant credit card processing business.

•	Asset/Liability matching risks and liquidity risks.

•	Changes in the securities markets.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Risk factors that may affect results”. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Redding Bancorp
Quarterly Financial Condition Data
(Amounts in Thousands, except per share amounts)
(Unaudited)

For the Quarter Ended

	June 30, 2004	March 31, 2004	Dec 31, 2003	Sept 30, 2003	June 30, 2003

Cash and due from banks	$14,461	$23,036	$23,844	$25,315	$27,737
Federal funds sold and securities purchased under
agreements to resell	15,155	10,125	8,195	23,380	13,060

Total Cash & Equivalents	29,616	33,161	32,039	48,695	40,797
Securities available-for-sale	74,257	55,634	70,034	64,238	43,520
Securities held to maturity, at cost	566	769	1,391	1,619	1,812
Loans, net of allowance for loan losses	287,886	288,651	278,204	278,028	284,668
Bank premises and equipment, net	5,700	5,693	5,813	5,652	5,479
Other assets	11,847	10,777	13,677	10,635	10,489

TOTAL ASSETS	$409,872	$394,685	$401,158	$408,867	$386,765

Liabilities:
Demand — noninterest bearing	$73,067	$63,502	$71,222	$73,228	$63,498
Demand — interest bearing	102,051	91,876	94,051	101,778	98,344
Savings	24,354	21,707	22,197	22,230	22,577
Certificates of deposit	132,640	139,067	140,069	144,627	146,060

Total deposits	332,112	316,152	327,539	341,863	330,479
Securities sold under agreements to repurchase	1,496	10,239	3,749	5,498	3,484
Federal Home Loan Bank borrowings	35,000	25,000	30,000	20,000	13,000
Other liabilities	3,964	6,012	4,359	7,301	5,010
Junior subordinated debt payable to subsidiary grantor trust	5,000	5,000	5,000	5,000	5,000

Total liabilities	377,572	362,403	370,647	379,662	356,973
Stockholders’ equity:
Common stock	9,745	9,734	9,540	8,952	8,809
Retained earnings	23,604	22,348	21,236	20,681	20,837
Accumulated other comprehensive income (loss), net	(1,049)	200	(265)	(428)	146

Total stockholders’ equity	32,300	32,282	30,511	29,205	29,792
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$409,872	$394,685	$401,158	$408,867	$386,765

Interest Income:
Net interest income	$4,087	$3,925	$3,915	$3,734	$3,559
Provision for loan losses	97	192	100	40	200

Net interest income after provision for loan losses	3,990	3,733	3,815	3,694	3,359
Noninterest Income:
Service charges	126	99	98	94	88
Merchant credit card service income, net	94	97	101	112	100
Net gain on sale of securities available-for-sale	0	0	0	12	51
Mortgage brokerage fee income	32	16	26	112	59
Other income	242	283	240	254	311

Total noninterest income	494	495	466	584	609
Noninterest Expense:
Salaries and related benefits	1,368	1,393	1,388	1,409	1,355
Net Occupancy and equipment expense	363	369	384	374	341
Professional service fees	296	146	105	161	196
Other expenses	613	556	521	515	595

Total noninterest expense	2,640	2,464	2,398	2,459	2,487
Income before income taxes	1,844	1,764	1,883	1,819	1,481
Provision for income taxes	683	652	766	565	596

Net Income	$1,161	$1,112	$1,117	$1,254	$885

For the Quarter Ended

Key Financial Information
(Unaudited)	June 30, 2004	March 31, 2004	Dec 31, 2003	Sept 30, 2003	June 30, 2003

Net earnings per share- basic	$0.14	$0.14	$0.14	$0.15	$0.11
Net earnings per share- diluted	$0.13	$0.13	$0.13	$0.15	$0.11
Dividends per share	$0.00	$0.00	$0.00	$0.65	$0.00
Net Interest Margin	4.43%	4.42%	4.42%	4.15%	4.11%

Average Total Equity	$36,922	$35,787	$34,339	$34,571	$29,468
Return on Average Equity	12.58%	14.45%	15.20%	14.51%	12.01%
Average Assets	399,383	388,383	$389,393	$388,442	$372,346
Return on Average Assets	1.16%	1.15%	1.10%	1.29%	0.95%

Efficiency Ratio	58.88%	58.28%	56.00%	57.48%	62.68%
Total Assets	$409,872	$394,685	$401,158	$408,867	$387,008
Loans, net of allowances	$287,886	$288,651	$278,204	$278,028	$284,668
Deposits	$332,112	$316,152	$327,539	$341,863	$330,479
Stockholders’ Equity	$32,300	$32,282	$30,511	$29,205	$29,792
Total shares outstanding	8,193	8,133	8,130	8,124	7,998

Book Value per share	$3.94	$3.97	$3.75	$3.59	$3.72
Loan to deposit ratio	86.69%	92.53%	84.94%	81.33%	87.40%
Non-performing assets to total assets	0.83%	1.06%	1.16%	0.89%	0.77%
Non-performing loans to total loans	1.18%	1.43%	1.65%	1.29%	1.02%
Allowance for loans losses to total loans	1.24%	1.32%	1.30%	1.41%	1.36%

Leverage capital	9.71%	9.44%	9.10%	8.84%	9.18%
Tier 1 risk based capital	11.91%	11.18%	11.19%	11.11%	11.14%
Total risk based capital	13.03%	12.43%	12.44%	12.36%	12.39%

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